Ensco plc 6 Chesterfield Gardens London, England W1J 5BQ www.enscoplc.com	Press Release

Ensco plc Reports Second Quarter 2014 Results

95% Operational Utilization and Excellent Safety Performance
ENSCO DS-8 Contracted with Total in Angola for Five-Year Term
ENSCO 121 Commenced Initial Contract with Wintershall in North Sea
ENSCO 122 Delivered Ahead of Schedule and On Budget
High-Grading Continues: Ordered Two ENSCO 140 Series Rigs, Sold One Jackup and Will Sell Five Floaters Now Held For Sale
$1.5 Billion Non-Cash Impairment Charge Taken for Eight Floaters: Four Held For Sale in Discontinued Operations and Four in Continuing Operations
LONDON--(BUSINESS WIRE)--Ensco plc (NYSE: ESV) today reported a loss of $5.07 per diluted share in second quarter 2014 compared to earnings of $1.55 per diluted share in second quarter 2013. The loss from discontinued operations for second quarter 2014, which includes a $546 million pre-tax loss on impairment for four floaters that are now held for sale, was $2.38 per share compared to a gain of $0.07 per share in second quarter 2013. The loss from continuing operations in second quarter 2014 was $2.69 per share, compared to earnings from continuing operations of $1.48 per share in second quarter 2013. Excluding a loss on impairment for four floaters in continuing operations totaling $992 million, or $4.27 per share, second quarter earnings from continuing operations were $1.58 per share, compared to $1.48 per share in second quarter 2013.
Chief Executive Officer and President Carl Trowell said, “Our focus on operational excellence and safety has yielded very good results with 95% operational utilization for the quarter and a total recordable incident rate year to date that is even better than our record safety performance in 2013. We ended the quarter with near-record revenue backlog for our jackup fleet given positive contracting across several regions, however, market conditions for floating rigs have become more challenging. We believe the fundamental drivers of long-term demand for newer, more technologically-advanced floaters are still favorable and our recent contracts for ENSCO DS-8 and ENSCO DS-9 are great examples. Regardless of what the market brings, Ensco’s strategy of offering differentiated rig designs and drilling services, coupled with our strong financial position, give us a competitive advantage.”
Mr. Trowell continued, “Our capital projects team successfully managed the delivery of ENSCO 122 ahead of schedule and ENSCO 121 has commenced its initial contract for Wintershall in the North Sea. Given our positive outlook for key shallow water markets where Ensco has the number one position, we ordered two ENSCO 140 Series jackups. These rigs have enhanced operational capabilities as well as our patented Canti-Leverage AdvantageSM technology that will translate into significant logistical efficiencies and cost savings for customers.”
“Fleet high-grading during the quarter also included our decision to sell five floaters with an average age of 32 years,” added Mr. Trowell. “This decision followed an in-depth review of our fleet given more challenging floater market conditions, particularly for older midwater rigs. These actions will allow us to more quickly reduce expenses and focus on our go-forward fleet of floaters that has an average age of just nine years. As part of our fleet review, we recorded a $1.5 billion non-cash impairment charge during the quarter for eight floaters.”

Second Quarter Results

"The loss of $5.07 per diluted share in second quarter 2014 reflects write-downs to the carrying values of eight floaters following a comprehensive review of our fleet in light of more challenging market conditions," said EVP and Chief Financial Officer Jay Swent. “When you exclude the impact of our decision to sell five rigs, the impairment charges and the gain on sale of ENSCO 85, earnings per share were $1.35 in second quarter 2014."

As detailed below, impairment charges in continuing operations and discontinued operations totaled $6.47 per share in second quarter 2014. Depreciation expense was reduced by a total of $0.04 per share in connection with these impairment charges and there was a $0.01 per share gain on the sale of ENSCO 85. Excluding these items from the reported loss of $5.07 per diluted share, earnings were $1.35 per share in second quarter 2014.

Mr. Swent continued, “Since the $1.5 billion impairment charge is a non-cash item, it did not reduce cash flows from operating activities that totaled nearly $1 billion for the first six months of 2014.”

Continuing Operations
Excluding a loss on impairment for four floaters in continuing operations totaling $992 million, or $4.27 per share, second quarter earnings from continuing operations were $1.58 per share, compared to $1.48 per share in second quarter 2013.

Revenues grew 6% to $1.203 billion in second quarter 2014, up from $1.130 billion a year ago, due to the addition of ENSCO DS-7, ENSCO 120 and ENSCO 121 to the active fleet. The average day rate for the fleet increased 7% to $242,000.

Reported utilization, which includes the impact of uncontracted rigs and planned downtime, declined to 85% from 87% in second quarter 2013. The decline was due to year-over-year increases in shipyard upgrade projects and uncontracted rigs. Adjusted for uncontracted rigs and planned downtime such as rig upgrades and surveys, operational utilization increased to 95% in second quarter 2014, up from 94% a year ago.
Contract drilling expense increased 9% to $576 million, compared to $527 million a year ago. This increase was due mostly to adding three new rigs to the active fleet, as well as a previously anticipated increase in unit labor costs.
Second quarter 2014 results included a loss on impairment of $992 million, or $4.27 per share, related to four floaters remaining in continuing operations: ENSCO DS-1, ENSCO DS-2, ENSCO 5004 and ENSCO 5005.
Depreciation expense was $139 million compared to $132 million in second quarter 2013. The $7 million increase was mostly due to adding three rigs to the active fleet, partially offset by a $3 million, or $0.01 per share, reduction in depreciation expense related to lower carrying values for four assets impaired during second quarter 2014.
General and administrative expense was $36 million in second quarter 2014, unchanged from a year ago. Interest expense in second quarter 2014 was $36 million, net of $19 million of interest that was capitalized, compared to interest expense of $44 million in second quarter 2013, net of $13 million of interest that was capitalized.
Excluding the loss on impairment in continuing operations, the effective tax rate was 11.4% compared to 12.2% a year ago.

Discontinued Operations
The net loss from discontinued operations for second quarter 2014 was $2.38 per share compared to net income of $0.07 per share a year ago. These results included five floaters classified as held for sale, four of which had a pre-tax loss on impairment totaling $546 million, or $2.20 per share, in second quarter 2014. Three of these rigs - ENSCO 5000, ENSCO 5001 and ENSCO 5002 - were built prior to 1976, and a fourth, ENSCO 6000, is a workover unit without a drilling package. The fifth rig, ENSCO 7500, had no loss on impairment.

Depreciation expense on the four held-for-sale rigs classified in discontinued operations was reduced by approximately $0.03 per share in second quarter 2014 due to writing down the carrying values of these rigs.

Second quarter 2014 discontinued operations includes a $0.01 per share gain on the sale of ENSCO 85. Second quarter 2013 discontinued operations includes the results of two jackup rigs, ENSCO 69 and the Wisconsin, sold in first quarter 2014 that were reclassified to discontinued operations, as well as ENSCO 85.

Excluding the $2.20 per share loss on impairment and $0.01 per share gain on the sale of ENSCO 85 noted above, the net loss from discontinued operations was $0.19 per share in second quarter 2014 compared to earnings of $0.07 per share a year ago.

Segment Highlights

Floaters
Floater revenues grew 1% to $721 million in second quarter 2014 from $717 million a year ago, primarily due to ENSCO DS-7 commencing its initial contract. The average day rate increased 11% to $479,000 from $430,000 in second quarter 2013.

Reported utilization declined to 77% from 87% a year ago, mostly due to shipyard upgrades and surveys. ENSCO 5004 and ENSCO 5006, which operated during second quarter 2013, were undergoing major shipyard upgrades in preparation for multi-year contracts commencing later this year. ENSCO 8503 was contracted for a partial quarter in second quarter 2014 compared to a full quarter a year ago. Adjusted for uncontracted rigs and planned downtime, operational utilization improved to 93% from 92% last year.

Floater contract drilling expense was $330 million in second quarter 2014, up 9% from $303 million in second quarter 2013, primarily due to the commencement of drilling operations for ENSCO DS-7 in fourth quarter 2013. As noted above, second quarter 2014 floater results included a loss on impairment of $992 million.

Jackups
Jackup revenues grew 19% to $466 million, up from $393 million a year ago. The increase was mostly due to a $12,000 increase in the average day rate to $134,000. A full quarter of operations for ENSCO 120 and a partial quarter of operations for ENSCO 121 also contributed to this increase.

Reported utilization was 89%, compared to 87% in second quarter 2013, as the number of planned days for shipyard upgrades or inspections declined year to year. Adjusted for uncontracted rigs and planned downtime, operational utilization in second quarter 2014 was 99%, unchanged from a year ago.

Contract drilling expense increased 12% to $234 million, mostly due to the commencement of drilling operations for ENSCO 120 during first quarter 2014 and ENSCO 121 during second quarter 2014. A previously anticipated increase in labor costs also contributed to this increase. The jackup segment had no loss on impairment.

Other
Other is composed of managed drilling rig operations. The expiration of a managed drilling contract during third quarter 2013 caused revenues and contract drilling expense to decline year to year. Revenues decreased to $17 million from $20 million in second quarter 2013. Contract drilling expense declined to $12 million from $16 million a year ago.

	Second Quarter

(in millions of $,	Floaters			Jackups			Other			Reconciling Items		Consolidated Total
except %)	2014	2013	Chg	2014	2013	Chg	2014	2013	Chg	2014	2013	2014	2013	Chg

Revenues	720.6	716.9	1%	465.9	393.1	19%	16.5	20.3	(19)%	—	—	1,203.0	1,130.3	6%
Operating expenses
Contract drilling	330.3	302.6	9%	234.0	208.6	12%	11.7	16.0	(27)%	—	—	576.0	527.2	9%
Loss on impairment	991.5	—	—%	—	—	—%	—	—	—	—	—	991.5	—	—%
Depreciation	93.2	91.7	2%	44.1	38.7	14%	—	—	—	2.1	1.6	139.4	132.0	6%
General and admin.	—	—	—	—	—	—	—	—	—	36.2	36.4	36.2	36.4	(1)%
Operating (loss) income	(694.4)	322.6	(315)%	187.8	145.8	29%	4.8	4.3	12%	(38.3)	(38.0)	(540.1)	434.7	(224)%

Strong Financial Position - 30 June 2014
Ensco maintained a strong financial position:

•	$11 billion of contracted revenue backlog excluding bonus opportunities

•	Long-term debt-to-capital ratio of 29%

•	$2.0 billion in available revolving credit facility

•	$145 million of cash and cash equivalents

Mr. Swent added, “We remain committed to our $3.00 per share annualized dividend and continue to have significant financial flexibility with $11 billion of contracted revenue backlog and a leverage ratio under 30% - even as we grow our fleet with seven rigs under construction.”

Mr. Swent concluded, “Our decision to sell five additional rigs as part of our high-grading strategy will drive down expenses for these rigs more quickly. While second quarter 2014 results were negatively influenced by a non-cash loss on impairment, this has no impact on our liquidity and we believe we are well positioned to capitalize on future demand in the deepwater and ultra-deepwater markets with our remaining fleet of 24 high-quality floaters in continuing operations.”
Ensco will conduct a conference call at 10:00 a.m. Central Time (4:00 p.m. London time) on Thursday, 31 July 2014, to discuss second quarter 2014 results. The call will be webcast live at www.enscoplc.com. Interested parties may listen to the call by dialing (866) 652-5200 from within the United States and +1 (412) 317-6060 from outside the U.S. Please ask for the Ensco conference call. It is recommended that participants call fifteen minutes before the scheduled start time.
A replay of the conference call will be available by telephone one hour after the completion of the call through 21 August 2014 by dialing (877) 344-7529 or, if calling from outside the U.S. +1 (412) 317-0088 (conference ID 10047652). A webcast replay, MP3 download and transcript of the call will be available at www.enscoplc.com.

Ensco plc (NYSE: ESV) brings energy to the world as a global provider of offshore drilling services to the petroleum industry. For more than 25 years, the company has focused on operating safely and going beyond customer expectations. Ensco is ranked first in total customer satisfaction in the latest independent survey by EnergyPoint Research - the fourth consecutive year that Ensco has earned this distinction. Operating one of the newest ultra-deepwater rig fleets and the largest premium jackup fleet, Ensco has a major presence in the most strategic offshore basins across six continents. In terms of dividend yield, Ensco is among the top dividend payers of S&P 500® companies. Ensco plc is an English limited company (England No. 7023598) with its registered office and corporate headquarters located at 6 Chesterfield Gardens, London W1J 5BQ. To learn more, visit our website at www.enscoplc.com.

Statements contained in this press release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include words or phrases such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “could,” “may,” “might,” “should,” “will” and similar words and specifically include statements regarding expected financial performance, effective tax rate, day rates and backlog; the timing of delivery, mobilization, contract commencement, relocation or other movement of rigs; and general market, business and industry conditions, trends and outlook.  Such statements are subject to numerous risks, uncertainties and assumptions that may cause actual results to vary materially from those indicated, including downtime and other risks associated with offshore rig operations, relocations, severe weather or hurricanes; changes in worldwide rig supply and demand, competition and technology; future levels of offshore drilling activity; governmental action, civil unrest and political and economic uncertainties; terrorism, piracy and military action; risks inherent to shipyard rig construction, repair, maintenance or enhancement; possible cancellation or suspension of drilling contracts as a result of mechanical difficulties, performance, customer finances or other reasons; the outcome of litigation, legal proceedings, investigations or other claims or contract disputes; governmental regulatory, legislative and permitting requirements affecting drilling operations; our ability to attract and retain skilled personnel on commercially reasonable terms; environmental or other liabilities, risks or losses; debt restrictions that may limit our liquidity and flexibility; our ability to realize the expected benefits from our redomestication and actual contract commencement dates.  In addition to the numerous factors described above, you should also carefully read and consider “Item 1A. Risk Factors” in Part I and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II of our most recent annual report on Form 10-K, as updated in our subsequent quarterly reports on Form 10-Q, which are available on the SEC’s website at www.sec.gov or on the Investor Relations section of our website at www.enscoplc.com.  Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements, except as required by law.

ENSCO PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

	2014	2013	2014	2013

OPERATING REVENUES	$1,203.0	$1,130.3	$2,332.9	$2,170.6

OPERATING EXPENSES
Contract drilling (exclusive of depreciation)	576.0	527.2	1,128.6	1,007.0
Loss on impairment	991.5	—	991.5	—
Depreciation	139.4	132.0	278.6	259.9
General and administrative	36.2	36.4	74.3	74.2
	1,743.1	695.6	2,473.0	1,341.1

OPERATING (LOSS) INCOME	(540.1)	434.7	(140.1)	829.5

OTHER INCOME (EXPENSE)
Interest income	3.5	4.7	7.1	8.0
Interest expense, net	(36.4)	(44.2)	(71.0)	(83.4)
Other, net	2.1	(.3)	4.0	5.8
	(30.8)	(39.8)	(59.9)	(69.6)

(LOSS) INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(570.9)	394.9	(200.0)	759.9

PROVISION FOR INCOME TAXES	48.0	48.5	100.9	99.3

(LOSS) INCOME FROM CONTINUING OPERATIONS	(618.9)	346.4	(300.9)	660.6

(LOSS) INCOME FROM DISCONTINUED OPERATIONS, NET	(550.7)	16.2	(572.0)	21.9

NET (LOSS) INCOME	(1,169.6)	362.6	(872.9)	682.5

NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	(3.1)	(1.7)	(7.3)	(4.5)

NET (LOSS) INCOME ATTRIBUTABLE TO ENSCO	$(1,172.7)	$360.9	$(880.2)	$678.0

(LOSS) EARNINGS PER SHARE - BASIC AND DILUTED
Continuing Operations	$(2.69)	$1.48	$(1.34)	$2.82
Discontinued Operations	(2.38)	0.07	(2.48)	0.09
	$(5.07)	$1.55	$(3.82)	$2.91

NET (LOSS) INCOME ATTRIBUTABLE TO ENSCO SHARES - BASIC AND DILUTED	$(1,174.8)	$357.0	$(884.1)	$670.8

WEIGHTED-AVERAGE SHARES OUTSTANDING
Basic	231.5	230.8	231.4	230.6
Diluted	231.5	231.0	231.4	230.8

ENSCO PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	June 30, 2014	December 31, 2013
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$145.0	$165.6
Accounts receivable, net	843.6	855.7
Other	787.2	513.9
Total current assets	1,775.8	1,535.2

PROPERTY AND EQUIPMENT, NET	12,881.2	14,311.0

GOODWILL	3,274.0	3,274.0

OTHER ASSETS, NET	340.2	352.7

	$18,271.2	$19,472.9

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities and other	$1,042.5	$999.8
Current maturities of long-term debt	47.5	47.5
Total current liabilities	1,090.0	1,047.3

LONG-TERM DEBT	4,679.1	4,718.9

DEFERRED INCOME TAXES	317.0	362.1

OTHER LIABILITIES	592.3	545.7

TOTAL EQUITY	11,592.8	12,798.9

	$18,271.2	$19,472.9

ENSCO PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(Unaudited)

	Six Months Ended June 30,

	2014	2013

OPERATING ACTIVITIES
Net (loss) income	$(872.9)	$682.5
Adjustments to reconcile net (loss) income to net cash provided by operating activities of continuing operations:
Discontinued operations, net	572.0	(21.9)
Loss on Impairment	991.5	—
Depreciation expense	278.6	259.9
Other	8.3	(5.3)
Changes in operating assets and liabilities	11.8	(183.9)
Net cash provided by operating activities of continuing operations	989.3	731.3

INVESTING ACTIVITIES
Additions to property and equipment	(631.8)	(591.4)
Maturities of short-term investments	50.0	50.0
Purchases of short-term investments	(33.3)	—
Other	2.4	1.5
Net cash used in investing activities of continuing operations	(612.7)	(539.9)

FINANCING ACTIVITIES
Cash dividends paid	(351.2)	(233.3)
Reduction of long-term borrowings	(23.7)	(23.7)
Proceeds from exercise of share options	2.4	22.0
Other	(15.8)	(13.8)
Net cash used in financing activities	(388.3)	(248.8)

DISCONTINUED OPERATIONS
Operating activities	(67.9)	52.6
Investing activities	58.8	8.5
Net cash (used in) provided by discontinued operations	(9.1)	61.1

Effect of exchange rate changes on cash and cash equivalents	.2	(1.0)

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(20.6)	2.7

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	165.6	487.1

CASH AND CASH EQUIVALENTS, END OF PERIOD	$145.0	$489.8

ENSCO PLC AND SUBSIDIARIES
OPERATING STATISTICS
(Unaudited)

	Second Quarter		First Quarter
	2014	2013	2014

Rig Utilization(1)

Floaters	77%	87%	76%
Jackups	89%	87%	87%

Total	85%	87%	83%

Average Day Rates(2)

Floaters	$479,176	$430,281	$465,859
Jackups	134,456	121,631	130,898

Total	$241,756	$225,991	$238,151

(1)
Rig utilization is derived by dividing the number of days under contract by the number of days in the period. Days under contract equals the total number of days that rigs have earned and recognized day rate revenue, including days associated with compensated downtime and mobilizations. When revenue is earned but is deferred and amortized over a future period, for example when a rig earns revenue while mobilizing to commence a new contract or while being upgraded in a shipyard, the related days are excluded from days under contract.

For newly-constructed or acquired rigs, the number of days in the period begins upon commencement of drilling operations for rigs with a contract or when the rig becomes available for drilling operations for rigs without a contract.

(2)
Average day rates are derived by dividing contract drilling revenues, adjusted to exclude certain types of non-recurring reimbursable revenues, lump sum revenues and revenues attributable to amortization of drilling contract intangibles, by the aggregate number of contract days, adjusted to exclude contract days associated with certain mobilizations, demobilizations, shipyard contracts and standby contracts.

The table below reconciles earnings per share amounts reported in our statement of operations for the quarter ended June 30, 2014 to adjusted earnings per share amounts referenced in this earnings release. Reported earnings per share amounts have been adjusted to exclude: 1) impairment charges, 2) the tax-effected reduction in depreciation expense realized in connection with the aforementioned impairment charges as carrying values were adjusted effective May 31, 2014 and 3) the after-tax gain on sale of ENSCO 85, which is included in discontinued operations.

DILUTED EARNINGS PER SHARE RECONCILIATION:	Three Months Ended June 30, 2014
Earnings per share from continuing operations	As reported(1)	Loss on impairment	Lower depreciation due to impairments	Gain on Sale of ENSCO 85	Adjusted(1)

Net (loss) income from continuing operations attributable to Ensco(2)	$(622.0)	$991.5	$—	$—	$369.5
Net income allocated to non-vested share awards(3)	(2.1)	(1.7)	—	—	(3.8)
Net (loss) income from continuing operations attributable to Ensco shares	$(624.1)	$989.8	$—	$—	$365.7

Earnings per share from continuing operations	$(2.69)	$4.27	$—	$—	$1.58

Earnings per share from discontinued operations

Net (loss) income from discontinued operations attributable to Ensco	$(550.7)	$508.8	$—	$(2.3)	$(44.2)
Net income allocated to non-vested share awards(3)	—	—	—	—	—
Net (loss) income from discontinued operations attributable to Ensco shares	$(550.7)	$508.8	$—	$(2.3)	$(44.2)

Earnings per share from discontinued operations	$(2.38)	$2.20	$—	$(0.01)	$(0.19)

Lower depreciation due to impairments	$—	$—	$(8.3)	$—	$(8.3)

Earnings per share from lower depreciation due to impairments	$—	$—	$(0.04)	$—	$(0.04)

Earnings per share

Net (loss) income attributable to Ensco	$(1,172.7)	$1,500.3	$(8.3)	$(2.3)	$317.0
Net income allocated to non-vested share awards(3)	(2.1)	(1.7)	—	—	(3.8)
Net (loss) income attributable to Ensco shares	$(1,174.8)	$1,498.6	$(8.3)	$(2.3)	$313.2

Earnings per share	$(5.07)	$6.47	$(0.04)	$(0.01)	$1.35

(1)	Diluted weighted-average shares are 231.5 million for "as reported" earnings per share and 231.7 million for all adjustments and "adjusted" earnings per share.

(2)	Net loss from continuing operations attributable to Ensco is exclusive of income attributable to non-controlling interest of $3.1 million.

(3)	Represents income allocable to non-vested share awards, which are considered participating securities under the two-class method required by US GAAP.

Contacts

Sean O'Neill, 713-430-4607
Vice President - Investor Relations and Communications

or

Nick Georgas, 713-430-4490
Manager - Investor Relations